Exhibit 10.1

FIRST AMENDMENT TO EMPLOYEE SERVICES AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYEE SERVICES AGREEMENT ("First Amendment") is made effective as of January 1, 2016, by and between Marathon Petroleum Logistics Services LLC ("MPLS"), a Delaware limited liability company, MPLX GP LLC ("MPLX"), a Delaware limited liability company and Marathon Pipe Line LLC, a Delaware limited liability company ("MPL").

WITNESSETH:

WHEREAS, MPLS, MPLX and MPL entered into that Employee Services Agreement dated October 1, 2012 (the "Agreement"); and

WHEREAS, MPLS, MPLX and MPL now desire to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Delete the following paragraph in Annex B in its entirety:

"For the month of the bonus payment (if any) to the MPLS employees, MPLS will calculate a "true up" of the total bonus accrual charged for the year under (c) above compared to the actual cost of such bonus , excluding burden. The net value of such "true-up" (whether positive or negative) will be an adjustment to the next monthly invoice to MPL."

and replace it with the following:

"Each month hereunder , MPLS, in its sole and reasonable discretion, shall calculate an appropriate allocated bonus accrual, including burden , consistent with its good faith estimate of the allocation of employees provided by MPLS hereunder on a total headcount basis (the "Bonus Accrual"). For the month in which any bonus payment is made to the employees provided by MPLS hereunder, MPLS will calculate a "true-up" of the Bonus Accrual charged for the previous year compared to the actual cost of bonuses, including burden, paid to such employees (the resulting "true-up" of these two amounts, whether positive or negative, being referred to herein as the "Bonus True-Up").

2.	Capitalized terms used but not defined in this First Amendment shall have the meaning ascribed to such terms in the Agreement.

3.
This First Amendment supersedes any other prior agreements or understandings of the parties relating to this subject matter and the parties are not relying on any statement, representation, promise or inducement not expressly set forth herein .

4.
This First Amendment may be executed in one or more counterparts , and in both original form and one or more photocopies , each of which shall be deemed to be an original, but all of which together shall be deemed to constitute one and the same instrument.

5.	Except for the provisions of the Agreement specifically addressed in this First
Amendment , all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first written above.

MARATHON PETROLEUM LOGISTICS SERVICES LLC

By:	/s/ J. S. Swearingen
J. S. Swearingen, President

MPLX GP LLC

By:	/s/ D. C. Templin
D. C. Templin, President

MARATHON PIPE LINE LLC

By:	/s/ C. O. Pierson
C. O. Pierson, President

Date:	May 10, 2016

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